2000 Westchester Avenue, Purchase, New York 10577 •?(914) 701-8400 FOR IMMEDIATE RELEASE Contacts: Dan Loh (Investors) –?(914) 701-8200 Bonnie Rodney (Media) – (914) 701-8580

Atlas Air Worldwide
Reports Strong Second-Quarter Earnings

•	2Q11 Net Income of $23.8 Million, $0.90 per Share, on Revenues of $349.6 Million

•	Expect Full-Year 2011 EPS of $5.00 per Share After Impact of $0.35 for Boeing Delays and Start-Up Expenses in 2011 for New Business in 2012

•	Growth Initiatives, Including Anticipated Start of B747-8F Operations in 4Q11, Will Drive Future Gains in Revenue and Profitability

PURCHASE, N.Y., August 2, 2011 – Atlas Air Worldwide Holdings, Inc. (Nasdaq: AAWW), a leading global provider of outsourced aircraft and aviation operating services, today announced earnings of $0.90 per diluted share for the second quarter of 2011.

“Results in the second quarter were driven by our core ACMI business and the global scale and scope of our customer offerings,” said William J. Flynn, President and Chief Executive Officer.

“Our core business is solid, and we continue to expect strong earnings in 2011. We anticipate further sequential improvement in our third- and fourth-quarter results, driven by increased customer utilization of our ACMI aircraft, introduction of our 747-8F aircraft into service in the fourth quarter, substantially lower maintenance expense, enhanced utilization of the two 747-400BCF aircraft that entered our fleet during the course of the second quarter, increased military passenger service, and continued productivity improvement and cost controls.”

Atlas Air Worldwide’s full-year guidance of $5.00 per diluted share in 2011 reflects continuing strong core business performance and the impact of $0.35 per diluted share for Boeing 747-8F delivery delays, Boeing Dreamlifter schedule adjustments affecting the Company’s CMI operations, and start-up expenses for B767 AMC passenger operations and other new initiatives that are expected to commence in 2012.

Based on a proposed revised schedule from Boeing that the Company is reviewing, Atlas Air Worldwide expects to take delivery of its first 747-8F aircraft in October 2011 and to receive two more in November. Reflecting an aggregate delay of five months of service in the fourth quarter, Atlas Air Worldwide has revised its expected contribution from 747-8F aircraft in the quarter to $0.16 per diluted share from $0.36.

As a result of adjustments in Boeing’s 787 production program, the Company expects its after-tax contribution in 2011 from CMI flying of Dreamlifter aircraft for Boeing to be reduced by $0.05 per diluted share.

AMC B767 passenger operations and other initiatives are expected to be additional drivers of increased Company revenues and earnings and improved business mix in 2012 and beyond. In preparation for the launch of these initiatives, the Company expects to incur start-up costs of approximately $0.10 per diluted share in 2011.

Second-Quarter and Half-Year Results

Net income attributable to common stockholders for the three months ended June 30, 2011 totaled $23.8 million, or $0.90 per diluted share, on revenues of $349.6 million and pretax earnings of $39.4 million.

Earnings for the second quarter compared with 2010 second-quarter net income attributable to common stockholders of $32.7 million, or $1.25 per diluted share, on revenues of $356.2 million and pretax earnings of $61.7 million. Adjusted for accruals for legal settlements and a gain on disposal of aircraft, net income attributable to common stockholders in the second quarter of 2010 totaled $47.5 million, or $1.82 per diluted share. Both net income and adjusted net income attributable to common stockholders for the second quarter of 2010 included incremental revenues of $10.3 million and after-tax earnings of $6.5 million, or $0.25 per diluted share, related to the delivery of mine-resistant, ambush-protected, all-terrain vehicles (M-ATVs) to the U.S. military in Afghanistan on premium-rate, 747-400 freighter aircraft.

For the six months ended June 30, 2011, net income attributable to common stockholders totaled $34.4 million, or $1.30 per diluted share, on revenues of $647.2 million and pretax earnings of $56.1 million.

In 2010, Atlas Air Worldwide’s six-month net income attributable to common stockholders totaled $66.4 million, or $2.56 per diluted share, on revenues of $651.4 million and pretax earnings of $115.6 million. Adjusted for accruals and gains for legal settlements and a gain on disposal of aircraft, net income attributable to common stockholders in the first six months of 2010 totaled $75.0 million, or $2.89 per diluted share. Both net income and adjusted net income attributable to common stockholders for the first half of 2010 included incremental revenues of $28.8 million and after-tax earnings of $18.0 million, or $0.69 per diluted share, related to the delivery of M-ATVs to the U.S. military in Afghanistan.

Outlook

“During the past several years,” Mr. Flynn noted, “we have aggressively managed and modernized our existing fleet, transformed our business model, driven improved operating efficiencies, and initiated a growth strategy that leverages our core competencies, capitalizes on new organizational capabilities such as our CMI operations and passenger-charter service, while maintaining a strong balance sheet.

“Our 747-8F aircraft will drive volumes and profitability in our core ACMI business. At the same time, volumes in our military passenger business, including our new B767 operations, are expected to grow to more than 10,000 block hours in 2012 from less than 1,000 block hours this year and none in 2010.

“With the combination of our innovative customer solutions, our ability to capitalize on changing market demand, our strategic growth initiatives, and our effectiveness in executing our business model, we look forward to driving our revenues and earnings to higher sustained levels over the next several years and beyond.”

Conference Call

Management will host a conference call to discuss Atlas Air Worldwide’s second-quarter 2011 financial and operating results at 11:00 a.m. Eastern Time on Tuesday, August 2, 2011.

Interested parties are invited to listen to the call live over the Internet at www.atlasair.com (click on “Investor Information”, click on “Presentations” and on the link to the second-quarter call) or at the following Web address:

http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=67423&eventID=4161723.

For those unable to listen to the live call, a replay will be available on the above Web sites following the call. A replay will also be available through August 9 by dialing (855) 859-2056 (domestic) and (404) 537-3406 (international) and using Access Code 86049965#.

2Q11 Performance versus 2Q10

Operating revenues of $349.6 million in the second quarter of 2011 were $6.6 million, or 2%, lower than the year-earlier period, primarily reflecting a reduction in Commercial Charter volumes and revenue per block hour that was substantially offset by an increase in volumes and revenue per block hour in Atlas Air Worldwide’s long-term, core ACMI business.

Total block hours increased 7% (34,541 block hours versus 32,207) compared with the second quarter of 2010, while average operating aircraft, excluding Dry Leasing aircraft, increased 12% (31.3 compared with 27.9). Average utilization of operating aircraft, excluding Dry Leasing aircraft, totaled approximately 12.1 hours per aircraft per day during the quarter compared with 12.7 in the second quarter of 2010.

In ACMI, revenues of $160.4 million increased $33.6 million, or 27%, driven by an increase in block-hour volumes (26,188 versus 21,733) and average ACMI revenue per block hour ($6,127 versus $5,836). Higher block-hour volumes compared with the second quarter of 2010 largely reflected the addition of a second aircraft for Panalpina in October 2010 and two incremental aircraft for DHL in March 2011. In addition, the Company began CMI passenger service for SonAir in May 2010 and CMI Dreamlifter flights for Boeing in July 2010. Reflecting the improvement in block-hour volumes, ACMI customers flew 4.6% above contractual minimums during the quarter. The increase in revenue per block hour during the second quarter primarily reflected contractual rate increases in existing contracts and higher rates on new customer contracts.

For the quarter, an average of 22.1 aircraft (20.3 Boeing 747-400s, 0.1 Boeing 747-200, and 1.7 CMI aircraft) supported the Company’s ACMI operations, compared with an average of 16.8 aircraft (16.4 Boeing 747-400s, zero Boeing 747-200s, and 0.4 CMI aircraft) in the second quarter of 2010.

AMC Charter revenues of $112.5 million increased $3.2 million, or 3%, in the latest quarter, due to an increase in revenue per block hour that was partially offset by a decrease in block hours. Block-hour rates increased 7% ($22,842 versus $21,437), reflecting an increase in the average “pegged” fuel price paid by the U.S. military ($3.66 per gallon versus $2.68) that was partly offset by the premium earned on M-ATV missions to Afghanistan flown on the Company’s 747-400 freighter aircraft in 2010. Block-hour volumes declined 3% (4,924 block hours versus 5,095) compared with the second quarter of 2010, primarily due to a reduction in AMC demand related to U.S. military activity in Afghanistan.

An average of 6.0 aircraft (1.7 Boeing 747-400s and 4.3 Boeing 747-200s) supported the Company’s AMC Charter operations during the quarter, compared with an average of 5.8 aircraft (1.9 Boeing 747-400s and 3.9 Boeing 747-200s) in the second quarter of 2010.

In Commercial Charter, revenues of $71.1 million were $43.8 million, or 38%, lower than the second quarter of 2010. Revenues were driven by a reduction in block-hour volumes (3,213 versus 5,125) and a slight reduction in block-hour rates ($22,119 versus $22,405). Block-hour volumes primarily reflected the redeployment of 747-400 aircraft to long-term ACMI flying to meet increased ACMI customer demand in 2011, as well as a reduction in one-way AMC missions and resulting opportunities to utilize return legs for commercial charters. Block-hour rates reflected improved yields in South America, while yields in Asian markets remained above historical averages but were constrained by the return of aircraft capacity to the market.

For the quarter, an average of 3.2 aircraft (1.7 Boeing 747-400s and 1.5 Boeing 747-200s) supported the Company’s Commercial Charter operations, compared with an average of 5.3 aircraft (3.6 Boeing 747-400s and 1.7 Boeing 747-200s) in the second quarter of 2010.

Operating Expenses

Operating expenses in the second quarter of 2011 totaled $312.0 million, an increase of $19.1 million, or 7%, compared with the same quarter in 2010, largely reflecting increases in aircraft fuel, aircraft maintenance, aircraft rent and travel, partly offset by a net accrual for legal settlements in 2010.

Aircraft fuel expense of $100.4 million increased $16.8 million, or 20%, compared with the second quarter of 2010. Higher fuel prices, reflecting a 48% increase in Commercial Charter fuel prices ($3.48 per gallon versus $2.35) and a 37% increase in the AMC Charter pegged fuel price, added approximately $30.2 million to fuel expense, while lower fuel consumption, primarily driven by a 33% decline in Commercial Charter fuel gallons consumed (11,913 versus 17,653), offset $13.4 million of the fuel price impact.

Maintenance expense of $46.9 million increased $7.3 million, or 18%, during the quarter, primarily due to increases in line and other non-heavy maintenance expense (approximately $4.9 million) and heavy airframe check expense (approximately $3.2 million), partly offset by a reduction in engine overhaul expense ($0.8 million).

Heavy maintenance activity during the quarter included three C Checks and one D Check on 747-400 aircraft and two C Checks on 747-200 aircraft, compared with one 747-400 C Check, one 747-400 D Check, and one 747-200 C Check in the second quarter of 2010. In addition, there were three engine overhauls during the period compared with five in the second quarter of 2010.

Aircraft rent of $41.6 million during the quarter was $3.4 million, or 9%, higher than in the second quarter of 2010 due to the leasing of additional aircraft and spare engines in 2011.

Travel expense of $9.9 million increased $2.1 million, or 27%, primarily due to the increased cost of international travel and increased ground staff travel related to on-boarding new aircraft and maintenance activities.

Other operating expenses totaled $24.8 million during the quarter, a decrease of $13.4 million, or 35%, versus the second quarter of 2010, primarily due to a $16.2 million net accrual for legal settlements in 2010.

Net Interest and Other Non-Operating Expenses

Net interest income totaled $1.4 million during the quarter, an improvement of $2.8 million compared with the second quarter of 2010, primarily reflecting an increase in capitalized interest.

Income Taxes

Second-quarter results included an income tax expense of $14.9 million compared with an income tax expense of $28.9 million in the second quarter of 2010, resulting in an effective income tax rate of 37.9% versus a rate of 46.9%.

The change in the effective rate from 2010 to 2011 was primarily due to nondeductible litigation settlements in 2010. Atlas Air Worldwide’s effective income tax rates differ from the U.S. federal statutory rate primarily due to the income tax impact of global operations, U.S. state income taxes, and the non-deductibility of certain items for tax purposes.

Cash, Cash Equivalents and Short-Term Investments

At June 30, 2011, Atlas Air Worldwide’s cash, cash equivalents and short-term investments totaled $469.8 million, compared with $595.1 million at December 31, 2010.

The change in cash, cash equivalents and short-term investments was primarily driven by an increase in capital expenditures and payments of debt, partially offset by cash provided by operating activities.

During the second quarter of 2011, Atlas Air Worldwide acquired a 767-300ER passenger aircraft that will be deployed in military charter service. The Company also acquired two 737-800 passenger aircraft for its Titan dry-leasing business. Both Titan aircraft are dry leased to customers on a long-term basis. In addition, the Company repaid $46.9 million of pre-delivery payment borrowings related to future 747-8F aircraft deliveries.

Outstanding Debt

At June 30, 2011, Atlas Air Worldwide’s balance sheet debt totaled $416.2 million, including the impact of $54.6 million of unamortized discount.

The face value of Atlas Air Worldwide’s debt at June 30, 2011 totaled $470.8 million, compared with $544.2 million on December 31, 2010.

EBITDAR and EBITDA

EBITDAR, as adjusted for gains on asset sales, totaled $87.8 million in the second quarter of 2011 compared with $124.1 million in the second quarter of 2010. For the first six months of 2010, EBITDAR, as adjusted for gains on asset sales and net accrual for legal settlements, totaled $150.8 million compared with $218.2 million in 2010.

EBITDA, as adjusted for gains on asset sales, totaled $46.2 million in the latest reporting period compared with $85.9 million in the second quarter of 2010. EBITDA, as adjusted for gains on asset sales and net accrual for legal settlements, for the first six months of 2010 was $70.9 million compared with $141.9 million for the prior-year period.

About Non-GAAP Financial Measures

To supplement Atlas Air Worldwide’s financial statements presented in accordance with U.S. GAAP, Atlas Air Worldwide presents certain non-GAAP financial measures to assist in the evaluation of the performance of our business. These non-GAAP measures include EBITDAR, as adjusted; EBITDA, as adjusted; Direct Contribution; Adjusted Net Income Attributable to Common Stockholders; and Adjusted Diluted EPS, which exclude certain items. These non-GAAP measures may not be comparable to similarly titled measures used by other companies and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP.

Atlas Air Worldwide’s management uses these non-GAAP financial measures in assessing the performance of the Company’s ongoing operations and in planning and forecasting future periods. Atlas Air Worldwide believes that these adjusted measures provide meaningful information to assist investors and analysts in understanding our financial results and assessing our prospects for future performance.

About Atlas Air Worldwide:

Atlas Air Worldwide is the parent company of Atlas Air, Inc. (Atlas) and Titan Aviation Leasing (Titan), and is the majority shareholder of Polar Air Cargo Worldwide, Inc. (Polar). Through Atlas and Polar, Atlas Air Worldwide operates the world’s largest fleet of Boeing 747 freighter aircraft.

Atlas, Titan and Polar offer a range of outsourced aircraft and aviation operating services that include ACMI service – in which customers receive an aircraft, crew, maintenance and insurance on a long-term basis; CMI service, for customers that provide their own aircraft; express network and scheduled air cargo service; military charters; commercial cargo charters; and dry leasing of aircraft and engines.

Atlas Air Worldwide’s press releases, SEC filings and other information can be accessed through the Company’s home page, www.atlasair.com.

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect Atlas Air Worldwide’s current views with respect to certain current and future events and financial performance. Such forward-looking statements are and will be, as the case may be, subject to many risks, uncertainties and factors relating to the operations and business environments of Atlas Air Worldwide and its subsidiaries (collectively, the “companies”) that may cause the actual results of the companies to be materially different from any future results, express or implied, in such forward-looking statements.

Factors that could cause actual results to differ materially from these forward-looking statements include, but are not limited to, the following: the ability of the companies to operate pursuant to the terms of their financing facilities; the ability of the companies to obtain and maintain normal terms with vendors and service providers; the companies’ ability to maintain contracts that are critical to their operations; the ability of the companies to fund and execute their business plan; the ability of the companies to attract, motivate and/or retain key executives and associates; the ability of the companies to attract and retain customers; the continued availability of our wide-body aircraft; demand for cargo services in the markets in which the companies operate; economic conditions; the effects of any hostilities or act of war (in the Middle East or elsewhere) or any terrorist attack; labor costs and relations; financing costs; the cost and availability of war risk insurance; our ability to maintain adequate internal controls over financial reporting; aviation fuel costs; security-related costs; competitive pressures on pricing (especially from lower-cost competitors); volatility in the international currency markets; weather conditions; government legislation and regulation; consumer perceptions of the companies’ products and services; anticipated and future litigation; and other risks and uncertainties set forth from time to time in Atlas Air Worldwide’s reports to the United States Securities and Exchange Commission.

For additional information, we refer you to the risk factors set forth under the heading “Risk Factors” in the Annual Report on Form 10-K filed by Atlas Air Worldwide with the Securities and Exchange Commission on February 14, 2011. Other factors and assumptions not identified above may also affect the forward-looking statements, and these other factors and assumptions may also cause actual results to differ materially from those discussed.

Except as stated in this release, Atlas Air Worldwide is not providing guidance or estimates regarding its anticipated business and financial performance for 2011 or thereafter.

Atlas Air Worldwide assumes no obligation to update such statements contained in this release to reflect actual results, changes in assumptions or changes in other factors affecting such estimates other than as required by law.

* * *

Atlas Air Worldwide Holdings, Inc.
Consolidated Statements of Operations
(in thousands, except per share data)
(Unaudited)

	For the Three Months Ended			For the Six Months Ended
	June 30, 2011	—	June 30, 2010	June 30, 2011	—	June 30, 2010

Operating Revenue
ACMI	$160,442		$126,829	$306,477		$239,232
AMC charter	112,473		109,224	193,649		230,808
Commercial charter	71,067		114,828	136,603		171,481
Dry leasing	2,134		1,849	3,677		3,227
Other	3,458		3,451	6,775		6,665

Total Operating Revenue	$349,574		$356,181	$647,181		$651,413

Operating Expenses
Aircraft fuel	100,358		83,525	174,525		148,115
Salaries, wages and benefits	61,498		60,071	123,262		121,433
Maintenance, materials and repairs	46,860		39,603	96,929		71,220
Aircraft rent	41,567		38,183	79,921		76,333
Landing fees and other rent	12,603		12,778	23,943		24,487
Depreciation and amortization	8,775		8,567	17,105		17,646
Travel	9,922		7,798	19,044		15,413
Ground handling and airport fees	5,803		6,299	11,105		11,222
Gain on disposal of aircraft	(181)		(2,158)	(301)		(3,380)
Other	24,750		38,197	47,537		57,475

Total Operating Expenses	311,955		292,863	593,070		539,964

Operating Income	37,619		63,318	54,111		111,449

Non-operating Expenses / (Income)
Interest income	(5,080)		(5,224)	(10,196)		(9,130)
Interest expense	9,912		10,150	20,208		20,220
Capitalized interest	(6,185)		(3,517)	(11,602)		(6,606)
Other (income) expense, net	(406)		213	(364)		(8,622)

Total Non-operating Expenses/(Income)	(1,759)		1,622	(1,954)		(4,138)
Income before income taxes	39,378		61,696	56,065		115,587
Income tax expense	14,907		28,920	21,131		49,200

Net Income	24,471		32,776	34,934		66,387
Less: Net income (loss) attributable
to noncontrolling interests	624		115	570		(59)

Net Income Attributable
to Common Stockholders	$23,847		$32,661	$34,364		$66,446

Earnings per share:
Basic	$0.91		$1.27	$1.31		$2.59

Diluted	$0.90		$1.25	$1.30		$2.56

Weighted average shares:
Basic	26,269		25,767	26,155		25,676

Diluted	26,491		26,077	26,397		25,985

Atlas Air Worldwide Holdings, Inc.
Direct Contribution
(in thousands)
(Unaudited)

		For the Three Months Ended		For the Six Months Ended

	June 30, 2011		June 30, 2010	June 30, 2011	June 30, 2010

Operating Revenue:
ACMI		$160,442	$126,829	$306,477	$239,232
AMC Charter		112,473	109,224	193,649	230,808
Commercial Charter		71,067	114,828	136,603	171,481
Dry Leasing		2,134	1,849	3,677	3,227
Other		3,458	3,451	6,775	6,665
Total Operating Revenue	$	349,574	$356,181	$647,181	$651,413

Direct Contribution:

ACMI		$36,795	$30,894	$59,066	$52,288
AMC Charter		19,743	35,666	33,942	76,277
Commercial Charter		8,590	38,487	17,630	52,167
Dry Leasing		1,185	1,255	2,013	2,127
Total Direct Contribution for Reportable Segments		66,313	106,302	112,651	182,859
Unallocated income and expenses		(27,116)	(46,764)	(56,887)	(70,652)
Gain on sale of aircraft		181	2,158	301	3,380
Income before Income Taxes		39,378	61,696	56,065	115,587
Interest income		(5,080)	(5,224)	(10,196)	(9,130)
Interest expense		9,912	10,150	20,208	20,220
Capitalized interest		(6,185)	(3,517)	(11,602)	(6,606)
Other (Income) Expense, net		(406)	213	(364)	(8,622)
Operating Income	$	37,619	63,318	54,111	111,449

Atlas Air Worldwide uses an economic performance metric, Direct Contribution, to show the profitability of each of its segments after allocation of direct ownership costs. Atlas Air Worldwide currently has the following reportable segments: ACMI, AMC Charter, Commercial Charter, and Dry Leasing. Each segment has different operating and economic characteristics, which are separately reviewed by senior management.

Direct Contribution consists of income (loss) before taxes, excluding special charges, nonrecurring items, gains on the sale of aircraft, and unallocated fixed costs.

Direct costs include crew costs, maintenance costs, fuel, ground operations, sales costs, aircraft rent, interest expense related to aircraft debt and aircraft depreciation.

Unallocated income and expenses include corporate overhead, non-aircraft depreciation, interest income, foreign exchange gains and losses, other revenue and other non-operating costs, including one-time items.

Atlas Air Worldwide Holdings, Inc.
Reconciliation to Non-GAAP Measures
(in thousands)
(Unaudited)

	For the Three Months Ended			For the Six Months Ended

	June 30, 2011	June 30, 2010	—	June 30, 2011	June 30, 2010

Income before income taxes	$39,378	$61,696		$56,065	$115,587
Net accrual for legal settlements	-	16,200		—	16,200
Gain on disposal of aircraft	(181)	(2,158)		(301)	(3,380)
Pretax income before net accrual for legal settlements and gain on disposal of aircraft	39,197	75,738		55,764	128,407
Interest expense, net	(1,353)	1,409		(1,590)	4,484
Other non-operating expenses	(406)	213		(364)	(8,622)
Operating income before non-operating items, net accrual for legal settlements and gain on disposal of aircraft	37,438	77,360		53,810	124,269
Depreciation and amortization	8,775	8,567		17,105	17,646
EBITDA, as adjusted*	46,213	85,927		70,915	141,915
Aircraft rent	41,567	38,183		79,921	76,333
EBITDAR, as adjusted*	$87,780	$124,110		$150,836	$218,248

• EBITDA, as adjusted: Earnings before interest, taxes, depreciation, amortization, net accrual for legal settlements, and gain on disposal of assets, as applicable.

* EBITDAR, as adjusted: Earnings before interest, taxes, depreciation, amortization, aircraft rent expense, net accrual for anticipated legal settlements, and gain on disposal of assets, as applicable.

Atlas Air Worldwide Holdings, Inc.
Reconciliation to Non-GAAP Measures
(in thousands)
(Unaudited)

	For the Three Months Ended
		—	June 30, 2011	June 30, 2010	Percent Change

Net Income Attributable to Common Stockholders	$		23,847	$32,661	(27.0%)
After-tax impact from:
Net accrual for legal settlements			-	16,200
Gain on disposal of aircraft			(115)	(1,360)

Adjusted Net Income Attributable to Common Stockholders	$		23,732	$47,501	(50.0%)

Diluted EPS	$		0.90	$1.25	(28.0%)
After-tax impact from:
Net accrual for legal settlements			-	0.62
Gain on disposal of aircraft			-	(0.05)

Adjusted Diluted EPS	$		0.90	$1.82	(50.6%)

				For the Six Months Ended

		—	June 30, 2011	June 30, 2010	Percent Change

Net Income Attributable to Common Stockholders	$		34,364	$66,446	(48.3%)
After-tax impact from:			-	-
Net accrual for legal settlements			-	16,200
Litigation settlement received			-	(5,513)
Gain on disposal of aircraft			(192)	(2,129)	(91.0%)

Adjusted Net Income Attributable to Common Stockholders	$		34,172	$75,004	(54.4%)

Diluted EPS	$		1.30	$2.56	(49.2%)
After-tax impact from:
Net accrual for legal settlements			-	0.63
Litigation settlement received			-	(0.21)
Gain on disposal of aircraft			-	(0.09)

Adjusted Diluted EPS	$		1.30	$2.89	(54.9%)

Atlas Air Worldwide Holdings, Inc.
Operating Statistics and Traffic Results
(in thousands)
(Unaudited)

	For the Three Months Ended			For the Six Months Ended
	June 30,		Percent	June 30,		Percent
	2011	2010	Change	2011	2010	Change
Fleet (average during the period)
ACMI	22.1	16.8	31.5%	21.5	16.7	28.7%
AMC Charter	6.0	5.8	3.4%	5.4	6.7	(19.4%)
Commercial Charter	3.2	5.3	(39.6%)	3.4	4.3	(20.9%)
Dry Leasing	1.8	1.0	80.0%	1.4	0.6	133.3%

Operating Aircraft	33.1	28.9	14.5%	31.7	28.3	12.0%

Out of Service (1)	0.2	0.3	(33.3%)	0.5	0.3	66.7%
Block Hours
ACMI	26,188	21,733	20.5%	49,887	41,154	21.2%
AMC Charter	4,924	5,095	(3.4%)	9,054	10,594	(14.5%)
Commercial Charter	3,213	5,125	(37.3%)	6,378	7,941	(19.7%)
Non revenue	216	254	(15.0%)	432	362	19.3%

Total Block Hours	34,541	32,207	7.2%	65,751	60,051	9.5%

Revenue Per Block Hour
ACMI	$6,127	$5,836	5.0%	$6,143	$5,813	5.7%
AMC Charter	22,842	21,437	6.6%	21,388	21,787	(1.8%)
Commercial Charter	22,119	22,405	(1.3%)	21,418	21,594	(0.8%)
Average Utilization (block hours per day)
ACMI	13.0	14.2	(8.5%)	12.8	13.6	(5.9%)
AMC Charter	9.0	9.7	(7.2%)	9.3	8.7	6.9%
Commercial Charter	11.0	10.6	3.8%	10.4	10.2	2.0%

All Operating Aircraft (2)	12.1	12.7	(4.7%)	12.0	12.0	0.0%
Fuel
AMC
Average fuel cost
per gallon	$3.66	$2.68	36.6%	$3.34	$2.68	24.6%
Fuel gallons	16,098	15,672	2.7%	29,463	31,750	(7.2%)
consumed (000s)
Commercial Charter
Average fuel cost
per gallon	$3.48	$2.35	48.1%	$3.27	$2.31	41.6%
Fuel gallons	11,913	17,653	(32.5%)	23,249	27,274	(14.8%)
consumed (000s)
(1) Out-of-service aircraft were temporarily parked during the period and are completely unencumbered. Permanently parked aircraft, all of which are also completely unencumbered, are not included in the operating statistics above.
(2) Average of All Operating Aircraft excludes Dry Leasing aircraft, which do not contribute to block-hour volumes.